Exhibit 10.1

FTC SOLAR, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of May 4, 2026, by and between FTC Solar, Inc., a Delaware corporation (the “Company” and together with its Affiliates, the “Company Group”), and Anthony Carroll (“Executive” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, the Executive was appointed as the Company’s President and Chief Executive Officer effective as of April 29, 2026 (the “Effective Date”);

WHEREAS, the Executive and the Company wish to enter into this Agreement to set forth the terms and conditions herein in connection with the Executive’s appointment as the Company’s President and Chief Executive Officer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1.
Term. Executive’s employment with the Company Group under the terms and conditions of this Agreement shall commence as of the Effective Date and shall continue until such time as Executive’s employment is terminated in accordance with the terms and conditions of Section 5 of this Agreement (the “Term”). Notwithstanding any provision of this Agreement to the contrary, Executive shall be employed on an “at-will” basis and Executive’s employment may be terminated by either Party at any time.

2.
Title; Services and Duties.

(a)
During the Term, Executive shall be employed by the Company as its President and Chief Executive Officer, and Executive shall report to the Board of Directors of the Company (the “Board”), pursuant to the terms of this Agreement.

(b)
During the Term, Executive shall (i) be a full-time employee of the Company, or such other member of the Company Group as determined by the Board, (ii) have such duties, responsibilities and authority as are reasonably prescribed by the Board from time to time and normally associated with the role of a president and chief executive officer at an entity of similar size and nature as the Company and (iii) devote substantially all of Executive’s business time and best efforts to the performance of his duties to the Company Group and shall not engage in any other business, profession or occupation for compensation without the written approval of the Board (which it may grant or deny in its discretion). Notwithstanding the foregoing, Executive may (x) serve as a director or advisor of non-profit organizations without the prior approval of the Board, (y) perform and participate in charitable civic, educational, professional, community, industry affairs and other related activities, and (z) manage personal investments; provided, however, that such activities described in the forgoing clauses (x) through (z) do not materially interfere, individually or in the aggregate, with the performance of his duties hereunder and do not materially breach any Proprietary Information and Inventions Agreement between Executive and the Company or Section 6(c) hereof or have an adverse impact on the Company Group.

(c)
Executive will work remotely from his home, although Executive understands and agrees that Executive will be required to travel regularly for business reasons.

3.
Compensation.

(a)
Base Salary and Sign-On Cash Payments.

(i)
The Company Group shall pay Executive a base salary in the amount of $700,000 per annum, as adjusted as permitted herein (the “Base Salary”) during the Term, payable in accordance the Company Group’s regular payroll practices as in effect from time to time. The Base Salary shall be periodically reviewed by the Board during the Term and subject to change upon reasonable notice, provided, however, that the Base Salary shall not be materially diminished during the Term.

(ii)
The Company shall pay Executive a sign-on bonus of $900,000 (the “Sign-On Bonus Payment”), which shall be payable in two installments of $450,000 on April 1, 2027 and April 1, 2028 (each a “Sign-On Bonus Installment”, and each such date of payment, a “Sign-On Bonus Payment Date”) so long as, in each case, Executive is an active employee as of each such applicable Sign-On Bonus Payment Date. If Executive ceases to be an active employee of the Company due to Executive’s employment with the Company Group being terminated by the Company for Cause, or Executive resigns his employment other than for Good Reason, in either case, prior to the two-year anniversary of the Effective Date, Executive shall be required to repay to the Company Group, within thirty (30) days after the date of the termination of Executive’s employment, fifty percent (50%) of the portion of Sign-On Bonus Installments paid to Executive less fifty percent (50%) of the amount of federal income tax or other amounts actually withheld from the Sign-On Bonus Installments by the Company in conjunction with the payment of any Sign-On Bonus Installment to the Executive. In the event Executive does not repay the Company the portion of the Sign-On Bonus Payment in accordance with the preceding provisions of this Section 3(a)(ii) by such repayment deadline, if applicable, then the Company may, in its sole discretion, either (A) offset any other amounts payable to Executive by the Company or any of its affiliates in satisfaction of the required repayment amount or (B) cause Executive to forfeit (or otherwise recoup) any equity interests that Executive holds in respect of the Company or any of its affiliates in an amount equal to the required repayment amount, in each case subject to applicable law.

(iii)
The Sign-On Bonus Payment under clause (ii) above shall not constitute part of Executive’s Base Salary hereunder nor shall it be (A) used to calculate any bonus or Target Bonus hereunder or (B) used to calculate or be included in any amounts otherwise due to Executive upon termination.

(b)
Equity Compensation.

(i)
Employment Equity Award – Time-Based RSUs. As soon as practicable following the Effective Date, the Company shall grant Executive 400,000 restricted stock units (the “Time-Based RSUs”) with respect to the Company’s common stock (the “Common Stock”). The award of Time-Based RSUs shall be awarded pursuant to the Company’s 2021 Stock Plan, and shall be subject to the terms and conditions as apply to awards made under such plan. The Time-Based RSUs will vest: (i) with respect to 200,000 Time-Based RSUs (the “Three-Year Time-Based RSUs”), over a three-year period, with 33.33% of such Three-Year Time-Based RSUs vesting on the one-year anniversary of the grant date, and 1/36 of such Three-Year Time-Based RSUs vesting at the end of each month for the next 24 months following the grant date; and (ii) with respect to 200,000 Time-Based RSUs (the “Four-Year Time-Based RSUs”), over a four-year period, with 25% of such Four-Year Time-Based RSUs vesting on the one-year anniversary of the grant date, and 1/48 of such Four-Year Time-Based RSUs vesting at the end of each month for the next thirty-six months following the grant date1; provided, in each case, that Executive is an active employee as of each such relevant vesting date. The Time-Based RSUs shall otherwise be evidenced by and subject to the terms of the applicable Award Agreement, which shall contain terms described herein.

(ii)
Employment Equity Award – Share Target RSUs. As soon as practicable following the Effective Date, the Company shall grant Executive 200,000 restricted stock units (the “Share Target RSUs”) with respect to the Common Stock. The award of Share Target RSUs shall be awarded pursuant to the Company’s 2021 Stock Plan, and shall be subject to the terms and conditions as apply to awards made under such plan. The Share Target RSUs will vest over a three-year period, subject to the attainment of certain Common Stock share value hurdles as follows: (i) fifty percent (50%) of the Share Target RSUs granted hereunder are allocated to the achievement of a $10 Price Hurdle (as defined below); and (ii) fifty percent (50%) of the Share Target RSU’s granted hereunder are allocated to the achievement of an $20 Price Hurdle; in each case subject to the vesting calculation rules set forth in Exhibit A hereto. A “Price Hurdle” will be achieved upon the Company’s publicly traded common stock closing the trading day at or above $10 or $20, as applicable, for at least thirty (30) consecutive trading days during the first, second or third year following

1 Note to Company: Please confirm whether vesting should have one-year cliff vesting with monthly vesting thereafter.

the Effective Date. Share Target RSUs allocated in accordance with the foregoing will vest in accordance with the vesting calculation rules set forth in Exhibit A hereto on the next subsequent anniversary of the grant date during the three year performance period during which a Price Hurdle is achieved (each such anniversary, an “Annual Share Target RSU Vesting Date”), provided that Executive remains actively employed by the Company on such Annual Share Target RSU Vesting Date. The Share Target RSUs shall otherwise be evidenced by and subject to the terms of the applicable Award Agreement, which shall contain terms described herein, as well as the vesting calculation rules set forth in Exhibit A hereto.

(c)
Long Term Incentives. Executive shall not be entitled to the grant of any other equity incentive compensation awards during 2026, 2027 and 2028, except as the Board or the Compensation Committee of the Board may in its sole discretion otherwise determine.

(d)
Annual Cash Bonus.

(i)
Executive shall be eligible to participate in the Company’s annual incentive plan for each fiscal year of the Company during the Term with a target amount equal to 100% of the Base Salary (the “Target Bonus”), with the potential to receive a maximum of 200% of Executive’s Base Salary upon achievement of certain overperformance goals. The Target Bonus may be increased, but not decreased during the Term. The actual amount of the annual cash bonus, if any, payable to Executive in respect of any fiscal year during the Term may be based on the achievement of performance criteria established by, and it may relate to financial and non-financial metrics as determined by, the Board or the Compensation Committee of the Board, including as set forth on Exhibit A hereto.

(ii)
Any annual cash bonus that becomes payable to Executive under this Section 3(d) shall be paid to Executive, in cash, as soon as practicable following the end of the year of the Company to which it relates; provided, that, except as otherwise provided in Section 5(a)(ii), Section 5(b) or Section 5(c) herein, Executive is an active employee of the Company Group as of the date on which such payment is due to be made and Executive has not given notice of termination or resignation of employment as of the date on which such payment is to be made.

4.
Employee Benefits.

(a)
Employee Benefits and Perquisites. During the Term, Executive shall be eligible to participate in all benefit plans made available by the Company Group to its executives generally. Such benefits shall be subject to the applicable limitations and requirements imposed by the terms of such benefit plans and shall be governed in all respects in accordance with the terms of such plans as in effect from time to time. Nothing in this

Section 4(a), however, shall require the Company or any member of the Company Group to maintain any benefit plan or provide any type or level of benefits to its current or former employees, including Executive.

(b)
Paid Vacation. During the Term, Executive shall be entitled to paid vacation in accordance with the terms and conditions of the Company’s vacation policies as in effect from time to time.

(c)
Reimbursement of Business Expenses. The Company Group shall reimburse Executive for any expenses reasonably and necessarily incurred by Executive during the Term in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

5.
Termination of Employment. Executive’s employment shall be terminated at the earliest to occur of the following during the Term: (i) the date on which the Company Group provides notice to Executive of termination for “Disability” (as defined below); (ii) the date of Executive’s death; (iii) the date on which the Company Group provides notice to Executive of termination for “Cause” (as defined below); (iv) the date which is 30 days following the date on which the Company Group provides notice to Executive of termination without Cause (or, in the sole discretion of the Company, on a date within the 30-day notice period with base pay in lieu of the foregone notice of termination); (v) the date which is 30 days following the date on which Executive provides notice to the Company of termination of employment by Executive other than for “Good Reason” (as defined below); or (vi) the applicable date set forth in the definition of Good Reason if such termination is by Executive for Good Reason. For purposes of this Agreement, the last day of Executive’s employment with the Company for any reason shall be referred to herein as the “Date of Termination.”

(a)
For Cause; Resignation by Executive Other than for Good Reason; Death or Disability. If Executive’s employment with the Company Group is terminated by the Company for Cause or as a result of Executive’s death or Disability, or Executive resigns his employment other than for Good Reason, Executive shall not be entitled to any further compensation or benefits other than, in each case if applicable as of the Date of Termination: (i) any accrued but unpaid Base Salary (payable as provided in Section 3(a) hereof); (ii) if the Executive’s employment with the Company Group is terminated as a result of Executive’s death or Disability, any unpaid annual cash bonus for the immediately preceding (completed) fiscal year, as determined and payable at the same time as other senior officers of the Company; (iii) reimbursement for any expenses properly incurred and reported by Executive prior to the Date of Termination in accordance with Section 4(c) hereof, payable on the Company Group’s first regularly scheduled payroll date which occurs at least 10 business days after the Date of Termination; and (iv) vested employee benefits, if any, to which Executive may be entitled under the Company Group’s employee benefit plans described in Section 4(a) and Section 4(b) as of the Date of Termination (collectively, the “Accrued Rights”).

(b)
Termination by the Company without Cause or Resignation for Good Reason. If Executive’s employment is terminated by the Company Group without Cause or Executive terminates his employment for Good Reason, then Executive shall be entitled to receive the Accrued Rights, and if (x) Executive executes a release of claims substantially in the form attached as Exhibit B hereto, subject to any revisions deemed by the Company to be necessary to reflect changes in applicable law occurring after the date hereof (the “Release”), and the applicable revocation period with respect to the Release expires within 60 days (or such longer period as required by law) following the Date of Termination and (y) Executive does not breach in any material respect the restrictive covenants set forth in Section 6 hereof, then Executive shall receive the following:

(i)
An amount in cash equal to 1.5 times the Base Salary as in effect immediately prior to the Date of Termination (without regard to any reduction resulting in Good Reason), which amount shall be payable in substantially equal installments during the 18 month period immediately following the Date of Termination in accordance with the Company Group’s regular payroll practices as in effect from time to time; provided, that, the first such payment shall be made on the first regularly scheduled payroll date of the Company Group that occurs on or following the 60th day after the Date of Termination (the “Payment Commencement Date”) and shall include all payments that would have been made to Executive had such payments commenced on the first regularly scheduled payroll date of the Company Group following the Date of Termination;

(ii)
The Time-Based RSUs held by Executive shall become vested in full (and the Company shall be required to thereafter settle such restricted stock units in common stock provided that, to the extent that the restricted stock unit award is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the restricted stock units shall be settled at the time and in the form required by the restricted stock unit award agreement).

(iii)
any unpaid annual cash bonus for the immediately preceding (completed) fiscal year as determined and payable at the same time as other senior officers of the Company for such year, and a pro rata annual cash bonus for the year in which the Date of Termination occurs for days worked through the Date of Termination, based on actual Company financial performance, payable at the same time as annual cash bonuses are paid to senior officers of the Company for such year;

(iv)
an amount equal to 1/365th of the Sign-On Bonus Installment next payable following the Date of Termination multiplied by the number of days Executive was employed by the Company Group since the Sign-On Bonus Payment Date immediately preceding the Date of Termination (e.g., for example purposes only, if the Date of Termination is March 1, 2029, then the immediately preceding Sign-On Bonus Payment Date would be September 1, 2028, and

Executive would be entitled under this clause (iv) to 181/365th of the Sign-On Bonus Installment that would have been payable on September 1, 2029 and Executive would not be entitled to any further Sign-On Bonus Installments that would have been payable on September 1, 2029), payable on the Payment Commencement Date; and

(v)
with respect to health insurance coverage, COBRA benefits (to the extent elected by the Executive) and a lump sum payment equal to the cost of COBRA benefits for Executive, his spouse and eligible dependents for a period of 18 months following the Date of Termination, payable on the Payment Commencement Date. Executive acknowledges that such payments shall be taxable to him.

(c)
Termination by the Company without Cause or Resignation for Good Reason on or Following a Change in Control. If, on or within 12 months following a Change in Control, Executive’s employment is terminated by the Company Group without Cause or Executive resigns his employment for Good Reason, then Executive shall be entitled to receive the Accrued Rights, and if (x) Executive executes the Release and the applicable revocation period with respect to the Release expires within 60 days (or such longer period as required by law) following the Date of Termination and (y) Executive does not breach in any material respect the restrictive covenants set forth in Section 6 hereof, then Executive shall receive the following:

(i)
An amount in cash equal to two (2) times the sum of (A) the Base Salary as in effect immediately prior to the Date of Termination (without regard to any reduction resulting in Good Reason) and (B) the Target Bonus (without regard to any reduction resulting in Good Reason), which amount shall be payable in a lump sum on the first regularly scheduled payroll date of the Company Group that occurs on or following the Payment Commencement Date;

(ii)
any unpaid annual cash bonus for the immediately preceding (completed) fiscal year as determined and payable at the same time as other senior officers of the Company, and a pro rata annual cash bonus for the year in which the Date of Termination occurs for days worked through the Date of Termination, based on actual Company financial performance, payable in each case at the same time as annual cash bonuses are paid to senior officers of the Company for such years;

(iii)
with respect to health insurance coverage, COBRA benefits (to the extent elected by Executive) and a lump sum payment equal to the cost of COBRA benefits for Executive and his spouse and eligible dependents for a period of 18 months following the Date of Termination, payable on the Payment Commencement Date. Executive acknowledges that such payments shall be taxable to him; and

(iv)
Any stock option awards held by Executive shall become vested and exercisable in full, and (A) any restricted stock units with a time based vest held by Executive shall become vested in full (including for the avoidance of doubt, the Time-Based RSUs) and (B) any performance stock units (including for the avoidance of doubt, the Share Target RSUs) shall become vested in the full amount associated with a given performance condition that has been satisfied upon such Change in Control or within 12 months thereafter including, in the case of the Share Target RSUs, the share price of the Company that is achieved in connection with the valuation determined as part of such Change in Control, and the Company shall be required to thereafter settle such restricted stock units or performance stock units in common stock (provided that, to the extent that the restricted stock unit award is subject to Section 409A of the Code, such restricted stock units or performance stock units shall be settled at the time and in the form required by the restricted stock unit award agreement), and any other applicable restrictions with respect to any stock-based awards held by Executive shall lapse in full, and, in the case of stock options, any such stock options (together with any stock options that have vested and become exercisable prior to the Date of Termination) shall remain exercisable for a period of 90 days following the Date of Termination. The provisions of this clause (iv) shall apply in respect of any stock options, restricted stock units or other stock-based award of Executive, whether issued pursuant to a stock incentive plan of the Company or otherwise.

(d)
Definitions. For purposes of this Agreement:

(i)
“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities (the ownership of more than 50% of the voting securities of an entity shall for purposes of this definition be deemed to be “control”), by contract or otherwise.

(ii)
“Cause” means (in each case, other than due to death or Disability): (A) Executive’s conviction of, or plea of guilty or nolo contendere to, any felony or crime involving fraud, misrepresentation or moral turpitude (excluding misdemeanor traffic offenses but including felony traffic offenses involving the use of alcohol or illegal substances); (B) any act of theft, dishonesty, embezzlement or misappropriation by Executive against the Company or any of its Affiliates that has or could reasonably be expected to result in economic harm to any member of the Company Group; (C) Executive’s willful or material breach of a fiduciary obligation or any willful malfeasance or gross negligence; (D) a violation by Executive of any written policy of the Company that has or could reasonably be expected to result in material harm to member of the

Company Group; (E) a material breach by Executive of Section 6 of this Agreement or of any other noncompetition, non-solicitation, confidentiality or similar agreement between Executive and the Company or any of its Affiliates; (F) any willful failure by Executive to follow the reasonable and lawful written directives of the Board that are related to Executive’s position with the Company; or (G) Executive’s material violation of the Company Group’s code of conduct, employee handbook or similar written policies, including, without limitation, the Company Group’s sexual harassment policy and policies or rules relating to other types of harassment or abusive conduct. The Company may not terminate Executive for Cause under clauses (D), (E), (F) or (G), as applicable, of this definition unless the Company has provided notice to the Executive, in writing, of Executive’s alleged breach of such clauses (D), (E), (F) or (G), as applicable, which notice shall indicate the reason and facts related to a termination for Cause pursuant to clauses (D), (E), (F) of (G) above, as applicable. Following the delivery of such notice, Executive shall have thirty (30) days to cure the circumstances giving rise to the Company’s ability to terminate Executive for Cause pursuant to clauses (D), (E), (F) or (G), as applicable, of this definition after which the Company may terminate the Executive for Cause if he fails to cure such circumstances; provided, however, the foregoing thirty- (30-) day cure period shall not apply in the case of Executive’s violation of the Company Group’s sexual harassment policy and policies or rules relating to other types of harassment or abusive conduct, and Executive’s violation of the Company Group’s sexual harassment policy and policies or rules relating to other types of harassment or abusive conduct shall constitute Cause under clause (G) above. For the avoidance of doubt, a failure of the Company to attain any applicable performance goals or financial metrics shall not, in and of itself, constitute Cause. Notwithstanding the foregoing, in no event will the occurrence of any such condition constitute Cause unless the Company provides notice to Executive of the existence of the condition giving rise to Cause within 120 days following the Company’s knowledge of its existence.

(iii)
“Change in Control” has the meaning set forth in the Company’s 2021 Stock Plan, as amended from time to time, or any successor plan thereto.

(iv)
“Disability” means Executive is unable, due to physical or mental incapacity, to perform his duties to the Company under this Agreement for a period of either (A) 90 consecutive days or (B) 180 days in any 365-day period.

(v)
“Good Reason” means, in each case without Executive’s written consent, (A) a material diminution in Executive’s Base Salary or Target Bonus opportunity; (B) a material diminution or material adverse change in Executive’s title, authority, duties, responsibilities or role (and following a Change in Control, the assignment of duties or responsibilities that are materially inconsistent with those in effect immediately prior to the Change in Control; including, without limitation, if the Executive was, immediately prior to the Change in Control, an executive officer of a public company, any such change in duties or responsibilities attributable to the Executive ceasing to be an executive officer of a public company) or an adverse change in Executive’s title or role; (C) any relocation of Executive’s primary office location that increases Executive’s one-way commute by fifty (50) miles or more, and, following a Change in Control, any required travel on the Company’s business to an extent substantially inconsistent with the Executive’s business travel obligations immediately prior to a Change in Control; (D) in connection with a Change in Control, the failure of the Company to obtain an express assumption and agreement by a successor of the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; or (E) a material breach of this Agreement by the Company or the Company’s failure to pay any amounts actually earned and payable to Executive under any other written agreement or written plan between the Company and Executive and relating to Executive’s employment with or compensation by the Company Group. Notwithstanding the foregoing, in no event will the occurrence of any such condition constitute Good Reason unless (1) Executive provides notice to the Company of the existence of the condition giving rise to Good Reason within 60 days following Executive’s knowledge of its existence and (2) the Company fails to cure such condition within 30 days following the date of such notice, upon which failure to cure Executive’s employment will immediately terminate with Good Reason.

(vi)
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

6.
Restrictive Covenants.

(a)
Acknowledgment. Executive agrees and acknowledges that, in the course of Executive’s employment, Executive shall acquire access to and become acquainted with Confidential Information (as defined below). Executive acknowledges that the Company is engaged throughout the world in a highly competitive business and the success of the Company in the marketplace depends upon its goodwill and reputation, and that Executive has developed and shall continue to develop such goodwill and reputation through substantial investment by the Company. Executive agrees and acknowledges that reasonable limits on Executive’s ability to engage in activities competitive with the Company are warranted to protect its substantial investment in developing and maintaining its status in the marketplace, reputation and goodwill. Executive recognizes that in order to guard the legitimate interests of the Company, it is necessary for it to protect all Confidential Information and the disclosure of Confidential Information would place the Company at a competitive disadvantage. Executive further agrees that Executive’s obligations under this Section 6 are reasonable and shall be absolute and unconditional.

(b)
Confidential Information. Subject to Section 6(h) of this Agreement, during Executive’s employment and at all times following Executive’s termination of employment for any reason, Executive shall hold in a fiduciary capacity for the benefit of the Company all non-public information, matters and materials of the Company Group, including, without limitation, know-how, trade secrets, customer lists, pricing policies, operational methods, information relating to products, processes, customers, services and other business and financial affairs and information as to customers or other third parties (collectively, the “Confidential Information”), in each case, which Executive developed or to which Executive has had or may have access and Executive shall not, directly or indirectly, use or disclose such Confidential Information to any Person other than to the extent required in the course of Executive’s employment. “Confidential Information” shall not include any information which is in the public or industry domain during Executive’s employment, provided such information is not in the public or industry domain as a consequence of any action or inaction by Executive in violation of this Agreement. Upon the termination of Executive’s employment for any reason, Executive shall deliver to the Company all documents, papers and records (including, but not limited to, electronic media) in Executive’s possession or subject to Executive’s control that (x) belong to the Company Group or (y) contain or reflect any Confidential Information concerning the Company Group.

(c)
Non-Competition and Non-Solicitation. In consideration of the Company’s obligations hereunder, during Executive’s employment and for a period of 18 months thereafter, Executive will not, whether for Executive’s own account or for any other Person, directly or indirectly, with or without compensation:

(i)
(a) become employed by or otherwise serve, in each case, in a management or executive-level role with, or (b) provide consulting, advisory, business, investment, strategic, sales, financial, operational or technical advice or services (in each case, to the extent that Executive provided such advice or services to the Company at any time during Executive’s employment with the Company), to any Person engaged in the provision of solar tracker systems, software, technology and engineering services (“Company Business”) in any state of the United States of America or any foreign country in which Executive provided services or had a material presence or influence for or on behalf of the Company during Executive’s employment with the Company Group;

(ii)
(a) Call upon or solicit, (b) divert, (c) take away or (d) attempt to solicit for competitive purposes any of the customers, prospective customers or suppliers or any other business contacts of the Company or any of its subsidiaries with whom Executive had direct or indirect contact or about whom Executive learned, developed or had access to Confidential Information during Executive’s employment with the Company Group; or

(iii)
Solicit, retain, knowingly hire, knowingly offer to hire, entice away or in any manner persuade or attempt to persuade any officer, employee or agent of the Company or any of its subsidiaries who was employed, engaged or recruited during Executive’s employment with the Company Group to discontinue his or her relationship with the Company or any of its subsidiaries, in each case, for the purpose of providing services to a Person engaged in Company Business. Non-targeted, general, solicitations to the public shall be deemed not to breach this Section 6.

Notwithstanding the foregoing, nothing in this Section 6(c) will prohibit Executive from (i) acquiring or holding not more than two percent (2%) of any class of publicly traded securities, or (ii) providing services to a Person who or which engages in or is actively preparing to engage in Company Business, if (x) such services are restricted solely to one or more distinct portions of the operations and business of such Person, (y) such distinct portions do not engage in and/or are not preparing to engage in Company Business, and (z) Executive undertakes not to, and does not, have any discussions with, or participate in, the governance, management or operations of such Person or any business segments thereof that engage in or are actively preparing to engage in Company Business.

(d)
Intellectual Property. All copyrights, trademarks, trade names, servicemarks, patents and other intangible or intellectual property rights that may be invented, conceived, developed or enhanced during Executive’s employment with the Company Group (whether prior to or after the Effective Date) that either (i) relate to the business of the Company Group or (ii) result from any work performed by Executive for the Company Group, shall be the sole property of the Company or such Affiliate, as the case may be, and Executive hereby waives any right or interest that Executive may otherwise have in respect thereof. Upon request of the Company Group, Executive shall execute, acknowledge and deliver any assignment or other instrument or document reasonably necessary or appropriate to give effect to this Section 6(d) and do all other acts and things reasonably necessary to enable the Company or such Affiliate, as the case may be, to exploit the same or to obtain patents or similar protection with respect thereto. Executive agrees that Executive shall execute such additional stand-alone agreements protecting the intellectual property of the Company Group as are provided generally to employees of the Company upon their hire or otherwise as a condition to employment.

(e)
Non-Disparagement. Subject to Section 6(i) of this Agreement, Executive agrees that, at all times after Executive’s employment with the Company Group, Executive shall not make critical, negative or disparaging remarks about the Company Group that could reasonably be expected to result in material harm to the Company Group, including, but not limited to, comments about any of their respective products, services, management, business or employment practices.

(f)
Subject to Section 6(i) of this Agreement, if (x) Executive executes the Release and so long as Executive does not subsequently revoke the Release and (y) Executive does not breach in any material respect the restrictive covenants set forth in this Section 6 applicable to Executive, the Company Group agrees that, at all times after Executive’s employment with the Company Group, the Company Group shall not (either directly or indirectly through its directors, officers, employees or agents) make or authorize any critical, negative or disparaging remarks about the Executive that could reasonably be expected to result in material harm to the Executive, including, but not limited to, comments about the Executive’s character, competence, work ethic or suitability for employment.

(g)
Modification. The Parties agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 6 are fair, reasonable and necessary in order to protect the goodwill and other legitimate interests of the Company, that adequate consideration has been received by Executive for such obligations, and that these obligations do not prevent Executive from earning a livelihood. If, however, for any reason any arbitrator or court of competent jurisdiction determines that the restrictions in this Section 6 are not reasonable, that consideration is inadequate or that Executive has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 6 as shall render such restrictions valid and enforceable.

(h)
Remedies for Breach. The Parties agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein. The Parties acknowledges that the Parties may suffer irreparable harm as a result of a material breach of such restrictive covenants by the other Party for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened material breach by any of the Parties of any provision of this Section 6, the other Party shall, in addition to any other remedies permitted by law, be entitled to seek to obtain remedies in equity, including, without limitation, specific performance, injunctive relief, a temporary restraining order, and/or a permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain a material breach of this Section 6, without the necessity of proving damages, posting a bond or other security. Such relief shall be in addition to and not in substitution of any other remedies available to the applicable Party. The existence of any claim or cause of action of one of the Parties against the other Parties, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants.

(i)
Permitted Disclosures. Executive and the Company acknowledge that nothing contained in this Agreement or in any other agreement with or policy of the Company is intended, nor shall be construed, to restrict Executive or the Company Group, as applicable, from (i) voluntarily communicating with an attorney or accountant retained by Executive or the Company Group, as applicable, (ii) voluntarily (or involuntarily if validly compelled or subpoenaed by the applicable law enforcement or government agency, provided that Executive or the Company Group, as applicable, uses commercially reasonable efforts to cooperate with any effort by Executive or the Company Group, as applicable, to seek to challenge such communication or testimony or obtain a protective order limiting its communication or testimony, or other appropriate remedy, provided the applicable Party shall pay all reasonable expense of the of the other Party to do so if such other Party seeks to challenge such communication or testimony) communicating with or testifying before any law enforcement or government agency, including the Securities and Exchange Commission (“SEC”), the National Labor Relations Board, the United States Department of Labor, the Equal Employment Opportunity Commission, or any other state or local commission on human rights, or any self-regulatory organization, or otherwise initiating, assisting with, or participating in any manner with an investigation conducted by such government agency, in each case, regarding possible violations of law and without advance notice to the Company or any other member of the Company Group or to Executive, as applicable, (iii) seeking and obtaining payment or an award from the SEC, pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, or obtaining any other “whistleblower” award, to the extent such right cannot by law be waived, (iv) disclosing any information (including, without limitation, Confidential Information) to a court or other administrative or legislative body in response to any subpoena, court order or written request, provided that with respect to any subpoena, court order or written request on behalf of any non-governmental person, Executive uses commercially reasonable efforts to cooperate with any effort by the Company to seek to challenge the subpoena, court order or written request on behalf of any non-governmental person or obtain a protective order limiting its disclosure, or other appropriate remedy, provided the applicable Party shall pay all reasonable expense of the other Party to do so if the applicable Party seeks to challenge such subpoena, court order or written request, (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Executive is or may be entitled, (vi) disclosing the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Company or Executive, as applicable, or making truthful statements or disclosures related to unlawful discrimination, harassment or retaliation, or otherwise discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive or the Company, as applicable, has reason to believe is unlawful, (vii) enforcing Executive’s Section 7 rights under the National Labor Relations Act, participating in Section 7 activity (including the right to communicate with former coworkers and/or third parties about terms and conditions of employment or labor disputes, unrelated to the amount of severance pay under this Agreement) or otherwise cooperating through investigation, testimony, or otherwise with the National Labor Relations Board, the Securities and Exchange Commission or any other administrative agency or court, or (viii) disclosing or discussing conduct, or the existence of a settlement involving conduct, relating to a dispute: (x) involving a nonconsensual sexual act or sexual contact, as such terms are defined in § 2246 of title 18, United States Code, or similar applicable Tribal or State law, including when the victim lacks capacity to consent; or (y) relating to conduct that is alleged to constitute sexual harassment under applicable Federal, Tribal, or State law. Moreover, pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), Executive and the Company acknowledge that Executive and the Company Group, as applicable, shall not have criminal or civil liability under any federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.

7.
Assignment. This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation shall be null and void. The Company may assign any of its rights hereunder, in whole or in part, to any successor or assign in connection with the sale of all or substantially all of the Company’s assets or equity interests or in connection with any merger, acquisition and/or reorganization.

8.
Arbitration.

(a)
Except as otherwise set forth in Section 6 of this Agreement, the Company and Executive mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims between them including, without limitation, (i) any dispute, controversy or claim related in any way to Executive’s employment with the Company or any termination thereof, (ii) any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability) and (iii) any claim arising out of or relating to this Agreement or the breach thereof (collectively, “Disputes”); provided, however, that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. All Disputes shall be resolved exclusively by arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) under the JAMS Comprehensive Arbitration Rules & Procedures then in effect (the “JAMS Rules”).

(b)
Any arbitration proceeding brought under this Agreement shall be conducted in Austin, Texas or another mutually agreed upon location before one arbitrator selected in accordance with the JAMS Rules. Each Party to any Dispute shall pay its own expenses, including attorneys’ fees; provided, that, the arbitrator shall award the prevailing Party reasonable costs, expenses (including but not limited to arbitration expenses and arbitrator fees) and attorneys’ fees incurred but shall not be able to award any special or punitive damages. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law.

(c)
Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed from in any court of competent jurisdiction. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.

(d)
It is part of the essence of this Agreement that any Disputes hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, the Company and Executive agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no Party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other Party in the arbitration proceedings or about the existence, contents or results of the proceedings except as may be required by any legal process, as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award or as may be permitted by the arbitrator for the preparation and conduct of the arbitration proceedings. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall give the other Party reasonable written notice of the intended disclosure and afford such other Party a reasonable opportunity to protect its interests.

9.
General.

(a)
Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail; or (iv) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9(a)):

To the Company:

Attention: Chief Financial Officer

10900 Stonelake Blvd, Suite 100,

Quarry Oaks II Building,

Austin, Texas

To Executive:

At the address shown in the Company Group’s personnel records.

(b)
Entire Agreement. This Agreement (including any Exhibits hereto) constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and, effective as of the Effective Date, supersedes all other prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

(c)
Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(d)
Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all of the Parties hereto. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(e)
Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

(f)
Survivorship. The provisions of this Agreement necessary to carry out the intention of the Parties as expressed herein shall survive the termination or expiration of this Agreement, including without limitation, the provisions of Section 6 hereof.

(g)
No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h)
Construction. The Parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated Parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both Parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting Party shall not be applicable to this Agreement.

(i)
Withholding. All compensation payable to Executive pursuant to this Agreement shall be subject to any applicable statutory withholding taxes and such other taxes as are required or permitted under applicable law and such other deductions or withholdings as authorized by Executive to be collected with respect to compensation paid to Executive.

(j)
Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until Executive would be considered to have incurred a “separation from service” from the Company Group within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company Group during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. If any payments under this Agreement could commence or be made in more than one taxable year based on when Executive executes the Release, then to the extent required to avoid the imposition of tax under Section 409A of the Code, any such amounts that otherwise would have been paid in such first taxable year instead shall be paid on the first payroll day in the second of such two taxable years (with any remaining payments to be made as if no such delay had occurred). The Company makes no representation that any or all of the payments described in this Agreement shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

(k)
280G Payments. Any other provision of this Agreement to the contrary notwithstanding, if any portion of any payment or benefit under this Agreement either individually or in conjunction with any payment or benefit under any other plan, agreement or arrangement (all such payments and benefits, the “Total Payments”) would constitute an “excess parachute payment” within the meaning of Code Section 280G, that is subject to the tax imposed by Section 4999 of such Code (the “Excise Tax”), then the Total Payments to be made to Executive shall be reduced, but only to the extent that Executive would retain a greater amount on an after-tax basis than he would retain absent such reduction, such that the value of the Total Payments that Executive is entitled to receive shall be $1 less than the maximum amount which the Employee may receive without becoming subject to the Excise Tax. For purposes of this Section 9(k), the determination of whichever amount is greater on an after-tax basis shall be (x) based on maximum federal, state and local income and employment tax rates and the Excise Tax that would be imposed on Executive and (y) made at the Company’s expense by independent consultants or accountants selected by the Company which determination shall be binding on both Executive and the Company. Any such reduction as may apply under this Section 9(k) shall be applied in the following order: (i) payments that are payable in cash the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A

24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will next be reduced pro-rata.

(l)
No Mitigation. The Company agrees that, upon termination of Executive’s employment hereunder, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company Group under this Agreement or otherwise. Further, no payment or benefit provided for in this Agreement or elsewhere shall be reduced by any compensation earned by Executive as the result of employment by another employer.

(m)
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the Parties hereto have executed and delivered this Agreement as of the date written below.

FTC SOLAR, INC.

By: /s/ Cathy Behnen

Name: Cathy Behnen

Title: Chief Financial Officer

EXECUTIVE

By: /s/ Anthony Carroll

Name: Anthony Carroll

Exhibit A

Method of Calculating the Number of Share Target RSUs that are Earned and Vested

The number of Share Target RSUs that are cumulatively earned and will vest on any Annual Share Target RSU Vesting Date shall equal (x) the total number of such RSUs allocated to the applicable “Price Hurdle” as described above multiplied by (y) the percentage in the “Year 1”, “Year 2” or “Year 3” column of the chart below based on which year the Price Hurdle was achieved. If a Price Hurdle is achieved in Year 2 or Year 3, the percentage to be used in clause (y) above will be reduced by the percentage used on any Annual Share Target RSU Vesting Date(s) that occurred for the same Price Hurdle in respect of prior years. By way of example, if the Price Hurdle of $10.00 is achieved at any point during Year 1 and Year 3, but not in Year 2, the earned annual percentage to be used in clause (y) above in calculating the number of Share Target RSUs earned for each year would be 33.33% (Year 1), 0% (Year 2), 66.67% (Year 3), respectively.

Price Hurdle	Weight	Year 1	Year 2	Year 3
$10.00	50%	33.33%	66.66%	100%
$20.00	50%	33.33%	66.66%	100%

Notwithstanding the foregoing, if following the achievement of a Price Hurdle, if Executive is terminated without Cause or resigns for Good Reason (each as defined herein) between the date the Price Hurdle is met during the year and the subsequent Annual Share Target RSU Vesting Date, subject to the release requirements of Section 5(b) or 5(c), as the case may be, the applicable Share Target RSUs shall vest on the Date of Termination in the same amount as they would have vested on such Annual Share Target RSU Vesting Date. Any other Share Target RSUs that remain unvested upon Executive’s departure or that remain unvested as of the third Annual Share Target RSU Vesting Date (whether or not Executive has departed) shall be forfeited, subject to Section 5(c) governing termination of employment following a Change in Control.

Annual Cash Bonus

The initial Target Bonus shall be based on the Company achieving one fiscal quarter with positive adjusted EBITDA, as determined by the Compensation Committee.

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Exhibit B

General Release of Claims

In connection with my termination of employment effective [DATE] (the “Separation Date”), in accordance with Section [5(b)] / [5(c)] of the employment agreement between FTC Solar, Inc. (the “Company”) and me dated [DATE] (the “Employment Agreement”), I, Anthony Carroll, as a condition precedent to the payment of the amounts and provision of the benefits set forth in Section [5(b)] /[5(c)] of the Employment Agreement, as enumerated in Exhibit A attached hereto (the “Severance Payments”), payable on the schedule set forth in the Employment Agreement following the Effective Date (as defined below) of this general release of claims (“General Release”), and intending to be legally bound, do hereby agree as follows:

1.
Release.

(a)
I, on behalf of myself, and my heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally waive, release, and forever discharge the Company and its affiliates, direct or indirect, managers, members, partners, stockholders, parents, subsidiaries, related entities and each of their respective officers, employees, attorneys and representatives, predecessors, successors, heirs and assigns, (collectively, the “Company Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, which I or my heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company Releasees (collectively, “Claims”): (i) arising from the beginning of time through the date upon which I execute this General Release, including, but not limited to (A) any such Claims relating to or arising out of my employment with the Company or any of the Company Releasees, (B) any such Claims arising under any foreign, federal, state or local labor, employment, whistleblower or anti-discrimination laws or any other laws including, without limitation, the federal Age Discrimination in Employment Act (ADEA) or the Older Workers Benefit Protection Act; Employee Retirement Income Security Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act; the Immigration and Reform Control Act; the Worker Adjustment and Retraining Notification Act (WARN); the Uniformed Services Employment and Re-Employment Act; the Rehabilitation Act of 1973; Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act) and the Texas Commission on Human Rights Act, each as amended and including each of their respective implementing regulations, and (C) any such Claims arising under tort, contract, or quasi-contract law, including but not limited to, claims for breach of contract (both express and implied), breach of any covenant of good faith and fair dealing (both express and implied), promissory estoppel, fraud, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation or unfair business practices, and any such Claims for attorneys’ fees and punitive or consequential damages; (ii) arising out of, or relating to, the termination of my employment with the Company or any of the Company Releasees; or (iii) arising out of, or relating to, any agreement or contract with the Company or any of the Company Releasees and/or any

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awards, policies, plans, programs, understanding or promise, written or oral, formal or informal, between any Company Releasee and I or practices of the Company or any of the Company Releasees that may apply to me or in which I may participate, including, but not limited to, any rights under bonus plans or programs of the Company or any of the Company Releasees and/or any other short-term or long-term equity-based or cash-based incentive plans or programs of the Company or any of the Company Releasees; and (iv) arising out of, or relating to, my status as an employee, officer, member, manager, partner or director of the Company or any of the Company Releasees. It is further understood and agreed that, notwithstanding any statute or common law principle, and for the purpose of implementing a full and complete release and discharge of all claims, I expressly acknowledge that this release is intended to include in its effect, without limitation, all Claims which I do not know or suspect to exist in my favor at the time of execution hereof, and that the release agreed upon herein contemplates the full extinguishment of my Claims.

(b)
Notwithstanding the foregoing, the Company and I recognize that nothing contained in Section 1(a) shall in any way release, impair or discharge: (i) any rights I may have to vested benefits under employee benefit plans; (ii) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, the Texas Workforce Commission, or other similar federal, state, or local administrative agencies, although the I waive any right to monetary relief related to any filed charge or administrative complaint to the extent permitted by applicable law (provided, however, that nothing in this General Release will limit my right to receive an award for information provided to any governmental agencies under any whistleblower program), (iii) any rights to indemnification which I might have as a result of my employment with the Company, and/or (iv) any rights that cannot be waived under applicable law.

(c)
I voluntarily accept the Severance Payments and acknowledge that these payments are conditioned upon my execution and non-revocation of this General Release and continued compliance with the restrictive covenants set forth in Section 6 of the Employment Agreement (the “Restrictive Covenants”). I acknowledge and agree that in executing this General Release, I am not relying, and have not relied, upon any oral or written representations or statements not set forth or referred to in this General Release or the Employment Agreement.

(d)
I hereby further acknowledge and agree that the Company Releasees have fully satisfied any and all obligations whatsoever owed to me arising out of my employment with the Company, and that no further payments or benefits are owed to me by the Company Releasees, other than any unpaid amount of the Severance Payment payable pursuant to the Employment Agreement.

2.
Consideration and Revocation.

(a)
I acknowledge that the Company has advised me to consult with an attorney of my own choosing prior to executing this General Release. I represent that I have had the opportunity to review this General Release with an attorney of my choosing. I also agree and acknowledge that I am receiving benefits and payments to which I would not otherwise be entitled unless I sign this General Release, that I have voluntarily consented to this General Release and that I have entered into this General Release freely, knowingly and voluntarily.

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(b)
I have twenty-one (21) calendar days from the last date of my employment to consider the terms of this General Release. However, I may sign and return this General Release before the expiration of the twenty-one (21) calendar day period provided, however, that in no event can I sign this General Release prior to the Separation Date. I agree that changes to this General Release, whether material or immaterial, will not restart the running of the twenty-one (21) calendar day period. Once signed, I will have seven (7) additional calendar days from the date that I sign this General Release to revoke my consent. Such revocation must be in writing and must be addressed and sent via mail and email as follows: Mail to: [NAME] [ADDRESS]; Email to: [EMAIL]. This General Release will become effective on the eighth (8th) calendar day after the date on which I execute it, provided that I have not timely revoked my consent to it (the “Effective Date”).

3.
Continuing Obligations. The Restrictive Covenants are incorporated by reference herein as if executed in connection with this General Release. I represent that I have complied at all times with the Restrictive Covenants and will continue to comply with the Restrictive Covenants in accordance with their terms, and, without limiting the foregoing, I agree that, by executing this General Release I am re-affirming my commitment to abide by the Restrictive Covenants.

4.
Cooperation. I agree to cooperate reasonably with the Company and make myself available to provide assistance as may be reasonably requested by the Company in respect of any investigation or claim by or against the Company or related to my employment with the Company, including by, upon reasonable advance notice, (a) providing information and/or documents to the Company and/or the professional advisers (including legal advisers) of the Company, (b) co-operating in the preparation of witness statements, and (c) attending any relevant hearings to give evidence. The Company will reimburse me for any reasonable expenses incurred in connection with my cooperation.

5.
No Admission. This General Release does not constitute an admission of liability or wrongdoing by me or the Company. Neither this General Release nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this General Release.

6.
No Waiver. A failure of any of the Company Releasees to insist on strict compliance with any provision of this General Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this General Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this General Release shall remain valid and binding.

7.
Each Party the Drafter. This General Release, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this General Release because that party drafted or caused that party’s legal representatives to draft any of its provisions. I agree that the terms of this General Release, including the economic terms, have been individually negotiated.

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8.
Counterparts. This General Release may be executed in counterparts, and each counterpart, when so executed and delivered, shall be deemed to be an original and both counterparts, taken together, shall constitute one and the same General Release. A faxed or.pdf-ed signature shall operate the same as an original signature.

9.
Successors and Assigns. This General Release is personal to me and may not be assigned by me. This General Release shall be assignable by the Company, in whole or in part, and will inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of assets of the Company and any assigns.

10.
Modification; Severability. In the event that a court of competent jurisdiction shall determine that any provision of this General Release or the application thereof is unenforceable in whole or in part because of the scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the scope of such provision to the extent necessary to make it enforceable, and that the General Release in its reduced form shall be valid and enforceable to the full extent permitted by law. The provisions of this General Release are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.

11.
Entire Agreement. This General Release along with the Employment Agreement contain the entire agreement between the Company and I relating to the matters contained herein and amends, supersedes and restates all prior agreements and understandings, oral or written, between the Company and I with respect to the subject matter hereof.

12.
Governing Law. This General Release shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

* * *

I have executed this General Release on the date set forth below.

______________________________ _________________

Anthony Carroll Date

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EXHIBIT A

SEVERANCE PAYMENTS

[To be completed at the time of termination.]

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